Exhibit 99.1

News Release

Independence Contract Drilling, Inc. Announces Appointment of Board Member

Houston, Texas – January 4, 2017– Independence Contract Drilling, Inc. (the “Company”) (NYSE: ICD) announced today the election of James Crandell to its Board of Directors as an independent director.
Byron Dunn, the Company’s President and Chief Executive Officer, remarked, “We are excited and delighted to welcome Jim to our Board as an independent director. Jim brings a vast amount of experience and perspective to our Board having spent more than 30 years as a Wall Street analyst focusing on oilfield services and equipment.”
Mr. Crandell’s distinguished career includes serving as Managing Director of Cowen and Company from 2013 until 2016, and as Managing Director of Dahlman Rose from 2011 until its acquisition by Cowen and Company in 2013. Prior to that he served as Managing Director at Barclays Capital plc from 2008 until 2011, and as Managing Director for Lehman Brothers starting in 1999 until its acquisition by Barclays Capital in 2008. From 1981 until 1998, Mr. Crandell held various posts at Salomon Brothers, including managing director, senior oil services analyst, director of U.S. equity research, and global coordinator of equity research.
About Independence Contract Drilling, Inc.
Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller® rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.
Investor Contacts:
Investor Relations:

Investor.relations@icdrilling.com
(281) 598-1211

Source: Independence Contract Drilling, Inc.